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                                                                  EXHIBIT NO. 99






                           AK Steel Redeems Preferred Shares

MIDDLETOWN, OH, September 30, 2002--AK Steel (NYSE: AKS)today announced that it has successfully completed the redemption of all outstanding shares of its Series B $3.625 Cumulative Convertible Preferred Stock. The shares were redeemed at a price of $50.3625 per share.

Concurrently, the company paid a dividend of $3.625 per share on its Series B $3.625 Cumulative Convertible Preferred Stock. The amount represented the regular quarterly dividend of $.90625 for the current quarter and for each of the previous three quarters which were accrued and unpaid.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.